Allion Healthcare, Inc. 1660 Walt Whitman Road, Suite 105 Melville, NY 11747 Tel: (631) 547-6520

Allion Healthcare Announces Annual Stockholders Meeting

MELVILLE, NY – April 14, 2008 - Allion Healthcare, Inc. (NASDAQ: ALLI), today announced that its 2008 Annual Meeting of Stockholders is expected to be held on June 24, 2008, at 8:00 a.m., Eastern Time, at the Hilton Huntington, Executive Room 3, located at 598 Broadhollow Road, Melville, New York 11747.  Stockholders of record as of April 25, 2008 will be entitled to vote at the Annual Meeting. The Company expects to mail a definitive proxy statement relating to the 2008 Annual Meeting on or after April 29, 2008 to the stockholders of record.

The 2008 Annual Meeting date represents a change of more than 30 days from the anniversary of the Company’s 2007 Annual Meeting of Stockholders.  As a result, the Company has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s proxy materials for the 2008 Annual Meeting.  Any stockholder wishing to present a proposal to be included in the Company’s proxy materials or to be presented at the 2008 Annual Meeting pursuant to Rule 14a-8 must submit such stockholder proposal in writing to the attention of the Company’s Secretary at 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, and such stockholder proposal must be received no later than the close of business on April 25, 2008.  Any stockholder proposal must comply with the rules and regulations of the Securities and Exchange Commission relating to stockholders’ proposals in order to be considered for inclusion in Company’s proxy materials.  A stockholder proposal may be omitted from the Company’s proxy materials if it fails to comply with applicable requirements.

About Allion Healthcare
Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on  HIV/AIDS patients as well as specialized biopharmaceutical medications and services to chronically ill patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy. Allion Healthcare provides services for the intravenous immunoglobulin, Blood Clotting Factor and other chronic therapies through its Biomed division. Allion Healthcare works closely with physicians, nurses, clinics, AIDS Service Organizations, and with government and private payors to improve clinical outcomes and reduce treatment costs.

Contact:
Allion Healthcare, Inc.                                                                                                          The Cockrell Group
Steve Maggio, Interim Chief Financial Officer                                                                  Rich Cockrell
(631) 870-5106                                                                                                 (404) 942-3369
      rich.cockrell@thecockrellgroup.com

- END -